UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2021

Colony Credit Real Estate, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-38377	38-4046290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 S. Flower Street, 44th Floor Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	CLNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 5, 2021, Credit RE Operating Company, LLC (the “Borrower”), a Delaware limited liability company and operating subsidiary of Colony Credit Real Estate, Inc. (the “Company”), entered into the Fourth Amendment (the “Amendment”) to that certain Credit Agreement, dated as of February 1, 2018 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, including pursuant to the First Amendment, dated as of November 19, 2018, the Second Amendment, dated as of December 17, 2018 and the Third Amendment and Waiver, dated as of May 6, 2020, the “Existing Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders from time to time party thereto (the “Lenders”). The Amendment reduces the aggregate amount of revolving commitments available under the Existing Credit Agreement from $450 million to $300 million. In connection with such reduction, the previously applicable mandatory prepayment provisions associated with future reductions in consolidated tangible net worth were eliminated.

The maximum amount available for borrowing under the Existing Credit Agreement at any time is limited by a borrowing base of certain investment assets, with the valuation of such investment assets generally determined according to a percentage of adjusted net book value. Pursuant to the Amendment, the formula for determining the maximum permitted borrowing amount was increased from 90% of the borrowing base value to 100% of such value. If the Borrower elects to exercise the extension option to extend the maturity date beyond February 1, 2022 (the “Initial Maturity Date”), the Amendment increases the maximum permitted borrowing amount during such extension period from 80% of the borrowing base value to 90% of such value.

The Amendment increases the Borrower’s ability to make restricted payments and investments. Restricted payments (dividends) were generally limited under the Existing Credit Agreement to REIT tax distributions. The Amendment will permit additional dividend payments, as well as stock buy-backs or repurchases, so long as no default exists and the Borrower is in compliance with financial covenants under the credit facility, subject to certain limitations that go into effect during any extension period following the Initial Maturity Date. Similarly, while investments permitted under the Existing Credit Agreement were generally limited to activities in relation to previously made investments, the Amendment removes all material restrictions on investments so long as no default exists and the Borrower is in compliance with financial covenants.

The Amendment additionally permits the Borrower to consummate an internalization transaction pursuant to which the Management Agreement, dated as of January 31, 2018, by and among CLNC Manager, LLC, the Borrower and the Company, is terminated and management of the Company and the Borrower is internalized. Upon the consummation of such internalization transaction, the required minimum consolidated tangible net worth covenant under the credit facility is reduced from $1.5 billion to $1.35 billion.

No other material terms of the Credit Agreement were changed.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Fourth Amendment, dated as of April 5, 2021, among Credit RE Operating Company, LLC, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2021	COLONY CREDIT REAL ESTATE, INC.

	By:	/s/ David A. Palamé
	Name:	David A. Palamé
	Title:	General Counsel & Secretary